FOR IMMEDIATE RELEASE

Contact: Jerry W. Nix, Vice Chairman and CFO – (770) 612-2048

Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS RESULTS FOR 2008
SALES INCREASED 2%, EPS DECREASED 2%

Atlanta, Georgia, February 17, 2009 — Genuine Parts Company (NYSE: GPC) reports sales and earnings for the fourth quarter and year ended December 31, 2008.

Tom Gallagher, Chairman, President and Chief Executive Officer, announced today that sales in 2008 were $11.0 billion, up 2% compared to 2007. Net income for the year was $475.4 million, a decrease of 6% compared to $506.3 million in 2007. Earnings per share on a diluted basis were $2.92, down 2% compared to $2.98 in 2007.

Mr. Gallagher stated, “In line with our announcement on January 23, 2009, 2008 proved to be an interesting, as well as challenging, year for Genuine Parts Company. We are, however, pleased to report that 2008 represents another record level of revenues for us. Again for 2008, the Company’s strongest sales improvements came from our two business segments serving the manufacturing sector of the economy. Motion Industries, our Industrial Group, reported a 5% increase for the year and EIS, our Electrical/Electronics Group, reported a 7% increase. The Automotive Group and S.P. Richards, our Office Products Group, continued to experience slower industry demand, with Automotive reporting just a slight sales increase in 2008 and our Office Group reporting a 2% decrease for the year.”

Mr. Gallagher added, “We are disappointed that earnings did not improve over the prior year, with all of the shortfall coming in the final quarter. Fortunately, we were able to maintain a strong balance sheet and generate solid cash flows, which we returned to our shareholders in the form of dividends and share repurchases.”

Fourth Quarter 2008

Sales decreased 4% to $2.5 billion in the fourth quarter ended December 31, 2008, compared to $2.6 billion for the same period in 2007. Diluted earnings per share in the fourth quarter were 55 cents, down 27% compared to 75 cents per share for the fourth quarter of 2007.

Mr. Gallagher commented, “After reporting steady and consistent results through the first three quarters of the year, we experienced a weakening in demand across all of our business segments during the final quarter, reflecting the effects of reduced consumer spending, declining industrial production and higher unemployment. In the fourth quarter of 2008, our Automotive sales were down 6%, our Industrial Group sales were unchanged, our Electrical/Electronics Group was down 4% and our Office Products Group was down 5%.”

Mr. Gallagher concluded, “Due to all of the current economic uncertainties, our outlook for the near term is a bit more cautious than it might be in more normal times. However, we continue to be quite optimistic about the longer-term prospects for GPC and for each of our businesses. We believe the underlying fundamentals and demographics in all four business segments remain long term positive and each industry should return to historical growth levels as we work our way through the current economic downturn.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-422-4780, conference ID 23660. A replay will also be available on the Company’s website or at 800-642-1687, conference ID 23660, two hours after the completion of the call until 12:00 a.m. EST on March 4, 2009.

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (“SEC”) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, the ability to maintain favorable supplier arrangements and relationships, changes in general economic conditions, the growth rate of the market for the Company’s products and services, competitive product and pricing pressures, including internet related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in financial markets, including particularly the capital and credit markets, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our Form 10-Q, 10-K, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,520,190	$2,627,269	$11,015,263	$10,843,195
Cost of goods sold	1,768,401	1,849,063	7,742,773	7,625,972

	751,789	778,206	3,272,490	3,217,223
Selling, administrative & other expenses	601,555	574,774	2,504,022	2,400,478

Income before income taxes	150,234	203,432	768,468	816,745
Income taxes	62,450	77,347	293,051	310,406

Net income	$87,784	$126,085	$475,417	$506,339

Basic net income per common share	$.55	$.76	$2.93	$2.99
Diluted net income per common share	$.55	$.75	$2.92	$2.98
Weighted average common shares outstanding	159,452	166,955	162,351	169,129
Dilutive effect of stock options and
non-vested restricted stock awards	457	976	635	1,006

Weighted average common shares outstanding –
assuming dilution	159,909	167,931	162,986	170,135

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$1,194,018	$1,274,305	$5,321,536	$5,311,873
Industrial	828,364	828,279	3,514,661	3,350,954
Office Products	400,347	422,123	1,732,514	1,765,055
Electrical/Electronic Materials	102,177	106,902	465,889	436,318
Other (1)	(4,716)	(4,340)	(19,337)	(21,005)

Total net sales	$2,520,190	$2,627,269	$11,015,263	$10,843,195

Operating profit:
Automotive	$67,468	$87,490	$385,356	$413,180
Industrial	71,871	77,432	294,652	281,762
Office Products	29,406	37,729	144,127	156,781
Electrical/Electronic Materials	7,546	7,211	36,721	30,435

Total operating profit	176,291	209,862	860,856	882,158
Interest expense, net	(7,970)	(4,506)	(29,847)	(21,056)
Other, net	(18,087)	(1,924)	(62,541)	(44,357)

Income before income taxes	$150,234	$203,432	$768,468	$816,745

Capital expenditures	$44,935	$31,867	$105,026	$115,648

Depreciation and amortization	$22,229	$23,688	$88,698	$87,702

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2008	2007
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$67,777	$231,837
Trade accounts receivable, net	1,224,525	1,216,220
Merchandise inventories, net	2,316,880	2,335,716
Prepaid expenses and other current assets	262,238	269,239

TOTAL CURRENT ASSETS	3,871,420	4,053,012
Goodwill and other intangible assets, less accumulated amortization	158,825	82,453
Deferred tax asset	218,503	35,778
Other assets	114,337	176,837
Net property, plant and equipment	423,265	425,989

TOTAL ASSETS	$4,786,350	$4,774,069

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,009,423	$989,816
Current portion of debt	-0-	250,000
Income taxes payable	24,685	45,578
Dividends payable	62,148	60,789
Other current liabilities	190,847	201,793

TOTAL CURRENT LIABILITIES	1,287,103	1,547,976
Long-term debt	500,000	250,000
Other long-term liabilities	103,264	101,988
Retirement benefits liabilities	502,605	91,159
Minority interests in subsidiaries	69,046	66,230
Common stock	159,443	166,065
Retained earnings and other	2,164,889	2,550,651

TOTAL SHAREHOLDERS’ EQUITY	2,324,332	2,716,716

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,786,350	$4,774,069

NOTE: Certain prior period amounts have been reclassified to conform to the current year presentation.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2008	2007
	(in thousands)
OPERATING ACTIVITIES:
Net income	$475,417	$506,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,698	87,702
Other	(23,985)	4,521
Changes in operating assets and liabilities	(9,821)	42,909

NET CASH PROVIDED BY OPERATING ACTIVITIES	530,309	641,471
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(105,026)	(115,648)
Acquisitions and other	(109,308)	28,050

NET CASH USED IN INVESTING ACTIVITIES	(214,334)	(87,598)
FINANCING ACTIVITIES:
Net payments on debt	-0-	-0-
Stock options exercised	821	10,530
Excess tax (expense) benefits from share-based compensation	(586)	4,438
Dividends paid	(251,808)	(243,244)
Purchase of stock	(273,000)	(241,220)
Other	52,000	-0-

NET CASH USED IN FINANCING ACTIVITIES	(472,573)	(469,496)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(7,462)	11,487
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(164,060)	95,864
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	231,837	135,973

CASH AND CASH EQUIVALENTS AT END OF YEAR	$67,777	$231,837